Exhibit 5.1


                    [LETTERHEAD OF BAY VENTURE COUNSEL, LLP]

                                                     September 26, 2000

Burst.com, Inc.
500 Sansome Street, Suite 503
San Francisco, California 94111

Ladies and Gentlemen:

     This opinion is rendered in connection with the filing by Burst.com, Inc., a Delaware corporation (the "Company"), of Amendment No. 2 to its Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the offer and sale by the selling stockholders of the Company identified in the Registration Statement (the "Offering") of up to 5,792,634 currently issued and outstanding shares of the Company's common stock, par value $.00001 per share (the "Shares") and up to 7,799,874 shares of the Company's common stock that may be issued by the Company under currently issued and outstanding warrants (the "Warrants") held by such selling stockholders (the "Warrant Shares", and together with the Shares, the "Registered Common Stock").

     We have acted as counsel to the Company in connection with the preparation of the Registration Statement. In our capacity as such counsel, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares and the Warrants to such selling stockholders. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals (or copies certified or otherwise identified to our satisfaction as being true reproductions of originals) of such documents, corporate records and other instruments, and have obtained from officers of the Company and agents thereof such certificates and other representations and assurances, as we have deemed necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of natural persons executing such documents and the authenticity and conformity to original documents of documents submitted to us as certified or photostatic copies. We have also assumed that the consideration for the Shares set forth in the resolutions of the Company's Board of Directors approving the sale of the Shares has been paid to the Company. We are opining herein as to the effect on the subject transaction only of the statutes set forth in General Corporation Law of the State of Delaware as reported in standard, unofficial compilations, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law of the laws of any local agencies within any state.

     Subject to the foregoing and the other qualifications set forth herein, it is our opinion that, as of the date hereof, based on the foregoing and the proceedings to be taken by the Company as

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referred to above,  (i) the Shares have been duly  authorized,  validly  issued, fully paid and nonassessable, and (ii) the Warrant Shares, when subsequently issued upon exercise and full payment of the exercise price therefor in accordance with the terms of each respective Warrant, will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" of the prospectus included therein.

                                                Very truly yours,


                                                /s/ BAY VENTURE COUNSEL, LLP